SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 18, 2006

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2006, the Board of Directors approved a restricted stock grant under its 1999 Stock Plan (the “Plan”) to David Eichler, the Senior Vice President and Chief Financial Officer of the Company, of 15,000 shares in consideration of future services, and entered into a Restricted Stock Purchase Agreement (the “Agreement”) with Mr. Eichler.

The shares will vest and become nonforfeitable as to 50% of the shares on the two-year anniversary of the date of grant, and as to 12.5% every six months thereafter, conditioned on Mr. Eichler’s continued employment with the Company. Except as provided below, if Mr. Eichler terminates employment when all, or any portion, of these shares are unvested, then those shares which are unvested will be forfeited as of the day following his termination of employment.

In the event of a change of control, if the Company terminates Mr. Eichler’s employment with the Company for any reason other than death, disability, or cause within twelve months following the change of control, the unvested shares under the grant will vest immediately and in full.

The description in this Item 1.01 of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Restricted Stock Purchase Agreement, dated as of August 18, 2006, between Phoenix Technologies Ltd. and David Eichler

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Scott C. Taylor
Scott C. Taylor Senior Vice President, General Counsel and Secretary

Date: August 24, 2006

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Restricted Stock Purchase Agreement, dated as of August 18, 2006, between Phoenix Technologies Ltd. and David Eichler